As filed with the U.S. Securities and Exchange Commission on October 6, 2023

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940 Amendment No. 54	☒

Master Trust

(Exact Name of Registrant Specified in Charter)

c/o UBS Asset Management (Americas) Inc.

787 Seventh Avenue

New York, New York 10019

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (888) 793-8637

Keith A. Weller, Esq. UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, Illinois 60606 (Name and Address of Agent for Service)	With copies to: Stephen H. Bier, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, New York 10036

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and rules thereunder.

The following fund is a series of Master Trust (“Trust”), a professionally managed open-end investment company.

ESG Prime Master Fund

Explanatory Note

The Trust has filed this Amendment No. 54 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust. Such investors are referred to herein as “interestholders.” This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

This Amendment No. 54 to the Registration Statement is being filed under the 1940 Act to amend and supplement Amendment No. 53 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 25, 2023 (Accession No. 0001193125-23-221607) (“Amendment 53”), as pertaining to Parts A and B of the Registration Statement with respect to ESG Prime Master Fund. Parts A and B of the Registration Statement with respect to ESG Prime Master Fund, as filed in Amendment 53, are incorporated by reference herein.

Master Trust

ESG Prime Master Fund

Amendment dated October 6, 2023

to the Parts A and B dated August 25, 2023

IMPORTANT NOTICE REGARDING CHANGE IN INVESTMENT POLICY

Dear Interestholder,

The purpose of this amendment is to update certain information contained in Parts A and B for ESG Prime Master Fund (the “fund”), a series of Master Trust (the “Trust”).

First, at the recommendation of UBS Asset Management (Americas) Inc. (“UBS AM”), the fund’s investment adviser, the Board of Trustees (the “Board”) of the Trust approved (i) a change to the fund’s name to “Prime Series II Master Fund”, (ii) a change to the fund’s investment objective such that the fund’s investment objective will be to earn maximum current income consistent with liquidity and the preservation of capital, (iii) the elimination of the fund’s “80% policy”, (iv) related changes to the fund’s principal investment strategies and (v) related changes to the fund’s principal risks (collectively, the “Investment Policy Changes”). In addition, the Board of Trustees of UBS Series Funds approved corresponding changes to the name, investment objective, “80% policy”, principal investment strategies and principal risks of each of UBS Select ESG Prime Institutional Fund and UBS Select ESG Prime Preferred Fund, the feeder funds that invest in the fund (collectively, the “Feeder Fund Changes”). The Investment Policy Changes and the Feeder Fund Changes are expected to become effective on or about December 18, 2023.

Second, at the recommendation of UBS AM, the Board approved an Agreement and Plan of Reorganization providing for the acquisition of the assets and liabilities of the fund by Prime Master Fund (the “Acquiring Fund”), also a series of the Trust. The Agreement and Plan of Reorganization sets forth the terms by which the fund will transfer its assets and liabilities in exchange for beneficial interests (“Interests”) of the Acquiring Fund, followed by the distribution of Interests of the Acquiring Fund to the interestholders of the fund and the complete liquidation of the fund (the “Reorganization”).

After the Reorganization is consummated, interestholders of the fund will become interestholders of the Acquiring Fund. The Reorganization is intended to be tax-free, meaning that interestholders of the fund will become interestholders of the Acquiring Fund without realizing any gain or loss for federal income tax purposes.

The Reorganization does not require interestholder approval, and you are not being asked to vote on the Reorganization. The Reorganization is scheduled to take place on or about February 23, 2024.

Effective on or about December 18, 2023, Part A and Part B are hereby amended as follows:

All references to the fund’s name are hereby replaced with “Prime Series II Master Fund.”

All references to “UBS Select ESG Prime Institutional Fund” and “UBS Select ESG Prime Preferred Fund” are hereby replaced with “UBS Select Prime Series II Institutional Fund” and “UBS Select Prime Series II Preferred Fund”, respectively.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Fund objective—ESG Prime Master Fund” in Part A is revised by replacing that section in its entirety with the following:

Prime Series II Master Fund

Maximum current income consistent with liquidity and the preservation of capital.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “ESG Prime Master Fund—Principal investments” in Part A is revised by replacing the section in its entirety with the following:

The fund calculates its net asset value using market-based pricing, and its Interest price will fluctuate. Under normal circumstances, the fund seeks to achieve its objective by investing in a diversified portfolio of high quality money market instruments of governmental and private issuers. These may include:

◾  short-term obligations of the US government and its agencies and instrumentalities;

◾  repurchase agreements;

◾  obligations of issuers in the financial services group of industries;

◾  commercial paper, other corporate obligations and asset-backed securities; and

◾  municipal money market instruments.

Money market instruments generally are short-term debt obligations and similar securities. They also may include longer-term bonds that have variable interest rates or other special features that give them the financial characteristics of short-term debt. The fund invests in foreign money market instruments only if they are denominated in US dollars. The fund will, under normal circumstances, invest more than 25% of its total assets in the financial services group of industries.

The fund may be subject to the possible imposition of a liquidity fee. The fund complies with regulations that apply to money market funds, as discussed further under “Additional information about investment strategies.”

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “ESG Prime Master Fund—Management process” in Part A is revised by replacing the section in its entirety with the following:

UBS AM acts as the investment advisor and administrator for the fund. As investment advisor, UBS AM makes the fund’s investment decisions. UBS AM selects money market instruments for the fund based on its assessment of relative values and changes in market and economic conditions.

UBS AM considers safety of principal and liquidity in selecting securities for the fund and thus may not buy securities that pay the highest yield.

The fund is classified by UBS AM as an “ESG-integrated” fund. The fund’s investment process integrates material sustainability and/or environmental, social and governance considerations into the research process for all portfolio investments and portfolio holdings, except repurchase agreements with certain counterparties. ESG integration is driven by taking into account material sustainability and/or ESG risks which could impact investment returns, rather than being driven by specific ethical principles or norms. The analysis of material sustainability and/or ESG considerations can include many different aspects, including, for example, the carbon footprint, employee health and well-being, supply chain management, fair customer treatment and governance processes of a company. The fund may still invest in securities without respect to sustainability and/or ESG considerations or in securities which present sustainability and/or ESG risks, including where portfolio managers believe the potential compensation outweighs the risks identified.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Principal risks—ESG Prime Master Fund” in Part A is deleted in its entirety.

The section captioned “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings” and sub-captioned “Additional information about investment strategies—ESG Prime Master Fund” in Part A is revised by replacing that section in its entirety with the following:

Prime Series II Master Fund

Prime Series II Master Fund seeks to achieve its investment objective by investing in a diversified portfolio of high quality money market instruments of governmental and private issuers, which may include short-term obligations of the US government and its instrumentalities; repurchase agreements; obligations of issuers in the financial services group of industries; commercial paper, other corporate obligations and asset-backed securities; and municipal money market instruments. Prime Series II Master Fund calculates its net asset value using market-based pricing, and its Interest price will fluctuate.

Prime Series II Master Fund will, under normal circumstances, invest more than 25% of its total assets in the financial services group of industries. Prime Series II Master Fund may, however, invest less than 25% of its total assets in this group of industries as a temporary defensive measure.

Prime Series II Master Fund may be subject to the possible imposition of a liquidity fee.

The section captioned “Item 16. Description of the Funds and Their Investments and Risks” and sub-captioned “The funds and their investment policies—Prime Master Fund and Prime CNAV Master Fund” in Part B is revised by replacing the sub-caption of that section in its entirety with the following:

Prime Master Fund, Prime CNAV Master Fund and Prime Series II Master Fund

The section captioned “Item 16. Description of the Funds and Their Investments and Risks” and sub-captioned “The funds and their investment policies—ESG Prime Master Fund” in Part B is hereby deleted in its entirety.

The section captioned “Item 16. Description of the Funds and Their Investments and Risks” and sub-captioned “The funds’ investments, related risks and limitations” in Part B is revised by deleting the “Sustainability factor risk” in its entirety.

PLEASE BE SURE TO RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

PART C

Item 28. Exhibits.

(1)(a)	Certificate of Trust 1/

(1)(b)	Amended and Restated Trust Instrument 2/

(1)(c)	Certificate of Amendment to Amended and Restated Trust Instrument effective May 20, 2015 3/

(1)(d)	Certificate of Amendment to Amended and Restated Trust Instrument effective September 22, 2015 4/

(1)(e)	Certificate of Amendment to Amended and Restated Trust Instrument effective November 18, 2015 5/

(1)(f)	Certificate of Amendment to Amended and Restated Trust Instrument effective December 19, 2019 6/

(2)(a)	Amended and Restated By-Laws 2/

(2)(b)	Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)	Amended and Restated Trust Instrument and Amended and Restated By-Laws defining the rights of holders of Registrant’s beneficial interests 7/

(4)(a)	Management Contract between Registrant and UBS Asset Management (Americas) Inc., dated as of August 23, 2007 1/

(4)(b)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(4)(c)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(4)(d)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(6)	Bonus, profit sharing or pension plans – none

(7)(a)	Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 8/

(7)(b)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Prime CNAV Master Fund 9/

(7)(c)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Government Master Fund 9/

(7)(d)	Amendment to Custodian Contract with State Street Bank and Trust Company to add ESG Prime Master Fund 6/

(8)(a)	Exclusive Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc., dated as of August 23, 2007 1/

(8)(b)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(c)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(8)(d)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(8)(e)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds, amended and restated as of February 15, 2012 10/

(8)(f)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(g)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Government Master Fund, amended as of March 28, 2016 5/

(8)(h)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(8)(i)	Participation Agreement between Registrant and each of Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Prime Preferred Fund Ltd. and Select (Cay) Treasury Preferred Fund Ltd., dated as of March 25, 2009 8/

(8)(j)	Amended and Restated Participation Agreement between Registrant and each of Select (Cay) Prime Preferred Fund Ltd., Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Preferred Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Government Preferred Fund Ltd. and Select (Cay) Government Institutional Fund Ltd., dated as of November 21, 2016 11/

(8)(k)	Service Agreement with State Street Bank and Trust Company, dated as of May 31, 2018 12/

(8)(l)	Amendment to Service Agreement with State Street Bank and Trust Company, dated as of July 8, 2020 13/

(10)	Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm 14/

(12)	Not applicable

(13)	Not applicable

(14)	Not applicable

(15)	Code of Ethics - not applicable.

1/	Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

2/	Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

3/	Incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 811-22078, filed June 10, 2015.

4/	Incorporated by reference from Post-Effective Amendment No. 12 to the Registrant’s registration statement, SEC File No. 811-22078, filed January 11, 2016.

5/	Incorporated by reference from Post-Effective Amendment No. 14 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 28, 2016.

6/	Incorporated by reference from Post-Effective Amendment No. 22 to the Registrant’s registration statement, SEC File No. 811-22078, filed December 23, 2019.

7/	Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

8/	Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

9/	Incorporated by reference from Post-Effective Amendment No. 16 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 24, 2016.

10/	Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 16, 2012.

11/	Incorporated by reference from Post-Effective Amendment No. 19 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2018.

12/	Incorporated by reference from Post-Effective Amendment No. 34 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 26, 2021.

13/	Incorporated by reference from Post-Effective Amendment No. 26 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2020.

14/	Incorporated by reference from Amendment No. 53 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 25, 2023.

Item 29. Persons Controlled by or under Common Control with Registrant.

None.

Item 30. Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant. Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund, Tax-Free Master Fund and ESG Prime Master Fund (to be re-named “Prime Series II Master Fund” effective on or around December 5, 2023) (the “Management Contract”), with UBS AM provides that UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contract. Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS AM (US) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement. The Exclusive Placement Agency Agreement also provides that UBS AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS AM (US) for use in the Registration Statement or arising out of an agreement between UBS AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS AM (US) in connection with the Agreement.

Item 31. Business and Other Connections of Investment Advisor.

UBS AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS Group AG. UBS AM is primarily engaged in the investment advisory and financial services business. Set forth below in alphabetical order is a list of certain executive officers and each board director of UBS AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

Mark E. Carver	Executive Director	None

Lisa N. DiPaolo	Executive Director and Portfolio Manager	None

Charles W. Grande	Managing Director and Head of the Municipal Fixed Income Team	None

Ralph Mattone	Treasurer, Chief Financial Officer, and Managing Director	Chief Financial Officer, Managing Director and Regional Group Controller of UBS Securities LLC and UBS Financial Services Inc.; Treasurer and Chief Financial Officer of UBS Asset Management Trust Company

Leesa Merrill	Executive Director	Chief Compliance Officer of certain UBS registered fund families; Executive Director of UBS AM (US)

Barry Mullen	Executive Director and Chief Compliance Officer – Americas	Executive Director and Chief Compliance Officer of UBS AM (US); Chief Compliance Officer and Trust Officer of UBS Asset Management Trust Company

Ryan Nugent	Executive Director, Senior Portfolio Manager and Head of Municipal Trading	None
James Poucher	Board Director, Managing Director, President, Chief Executive Officer, and Head of UBS Asset Management Americas	Global Head of UBS Asset Management Operations

Robert Sabatino	Managing Director and Global Head of Liquidity Portfolio Management	None

Eric Sanders	Director, Associate General Counsel and Assistant Secretary	Director, Associate General Counsel and Assistant Secretary of UBS AM (US)

Philip Stacey	Executive Director, Head of Legal – UBS AM Americas, and Assistant Secretary	Executive Director, Head of Legal – UBS AM Americas, and Assistant Secretary of UBS AM (US); Assistant Secretary and Trust Officer of UBS Asset Management Trust Company

David Walczak	Executive Director and Head of US Money Markets Portfolio Management	None

Keith Weller	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary of UBS AM (US)

Messrs. Mullen, Sanders, Stacey and Weller and Ms. Merrill are employed by UBS Business Solutions US LLC.

Item 32. Principal Underwriter.

(a) UBS AM (US) is the placement agent for the Registrant and its series, ESG Prime Master Fund (to be re-named “Prime Series II Master Fund” effective on or around December 5, 2023), Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund. UBS AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS SERIES FUNDS

(b) The directors and certain principal executive officers of UBS AM (US), their principal business addresses, and their positions and offices with UBS AM (US), are identified below along with those directors and officers of UBS AM (US) who also serve as trustees or officers of the Registrant. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Michael Belasco*	None	Board Director, President, Chief Executive Officer, Managing Director, and Head of Americas Wholesale and Wealth Management Client Coverage of UBS AM (US)

Rose Ann Bubloski***	Vice President and Assistant Treasurer	None

Mark E. Carver*	President	None

Franklin P. Dickson***	Vice President	None

Lisa N. DiPaolo*	Vice President	None

Charles W. Grande*	Vice President	None

Kathleen Horan***	None	Treasurer and Chief Financial Officer of UBS AM (US)

Mark F. Kemper**	Vice President and Assistant Secretary	Assistant Secretary, Managing Director, and Senior Legal Advisor of UBS AM (US)

Joanne M. Kilkeary***	Vice President and Treasurer	None

Leesa Merrill**	Chief Compliance Officer	Executive Director of UBS AM (US)

Barry Mullen*	None	Executive Director and Chief Compliance Officer – Americas of UBS AM (US)

Ryan Nugent*	Vice President	None

Robert Sabatino**	Vice President	None

Eric Sanders*	Vice President and Assistant Secretary	Director, Associate General Counsel, and Assistant Secretary of UBS AM (US)

Philip Stacey**	Vice President and Assistant Secretary	Executive Director, Head of Legal – UBS AM Americas, and Assistant Secretary of UBS AM (US); Assistant Secretary and Trust Officer of UBS Asset Management Trust Company

David Walczak**	Vice President	None

Keith A. Weller**	Vice President and Secretary	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary of UBS AM (US)

* This person’s business address is 787 Seventh Avenue, New York, NY 10019.

** This person’s business address is One North Wacker Drive, Chicago, IL 60606.

***This person’s business address is 1000 Harbor Boulevard, Weehawken, NJ 07086.

(c) None.

Item 33. Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS AM, 787 Seventh Avenue, New York, NY 10019, One North Wacker Drive, Chicago, IL 60606 and at 1000 Harbor Boulevard, Weehawken, NJ 07086. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS AM, 787 Seventh Avenue, New York, NY 10019, One North Wacker Drive, Chicago, IL 60606 and at 1000 Harbor Boulevard, Weehawken, NJ 07086. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34. Management Services.

Not applicable.

Item 35. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on the 6th day of October, 2023.

MASTER TRUST

By: /s/ Keith A. Weller
Keith A. Weller
Vice President and Secretary